Exhibit 3.1

AMENDED BY-LAWS

OF

BEMIS COMPANY, INC.

ARTICLE I — MEETINGS OF SHAREHOLDERS

1.                                       Place, Time and Conduct of Meetings

Meetings of shareholders shall be held at such place and time as the Board of Directors shall authorize.  The Board of Directors shall designate the person who shall chair meetings of shareholders.  Should the Board not so designate, the Chief Executive Officer, or his/her designee shall preside.  In the absence of the Chief Executive Officer the next Officer in the order of succession shall preside.  (See Article III, paragraph 1.)

2.                                       Annual Meeting

The Annual Meeting of the shareholders to elect Directors and to transact such other business as may properly come before the meeting, shall be held at such time and place as may be selected by the Board of Directors.  The Board of Directors may determine that shareholders and proxy holders not physically present at a meeting of shareholders may, by means of remote communications, participate in a meeting and be deemed present in person and vote at such meeting, whether held at a designated place or solely by means of remote communications.

3.                                       Special Meetings

Special meetings of the shareholders may be called by resolution of the Board of Directors.  The only business which can be conducted at a special meeting is that which has been set forth in the Notice of Meeting.

4.                                       Notice of Meeting

Notice of meeting, written or printed, for the Annual Meeting or any special meeting of shareholders, setting forth the purpose or purposes of the meeting, shall be mailed to the last known address of each shareholder not more than 70 days nor less than 10 days before any such meeting.

5.                                       Quorum

A quorum at any meeting of the shareholders shall consist of a majority of the shares entitled to vote represented in person or by proxy.  For purpose of determining whether shares are present at a meeting for quorum, or any other purpose, all shares that are represented by a proxy shall be deemed to be represented at the meeting.

6.                                       Election of Directors

The election of Directors shall be held at the Annual Meeting of Shareholders. The Officer presiding at the shareholders’ meeting shall appoint two suitable persons to act as inspectors of election.  They shall receive and canvass the votes cast and certify the result thereof to the presiding Officer.

7.                                       Vote

Except as otherwise required by statute, applicable rules or regulations, or by the Articles of Incorporation, a vote of the majority of the shares entitled to vote and represented at the meeting shall be necessary to decide any question that may properly come before the meeting.  To elect Directors each shareholder of record shall be entitled to cast one vote for each share of stock held.  There shall be no cumulative voting in the election of Directors.

8.                                       Advance Notice of Nominations

Only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible for election as Directors at shareholder meetings. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this paragraph.

a.                                       Timing of Notice.  Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the Company.  To be timely, a shareholder’s notice of nominations to be made at an Annual Meeting of Shareholders must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days before the first anniversary of the date of the preceding year’s Annual Meeting of Shareholders.  If, however, the date of the Annual Meeting is more than 30 days before or after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than 90 days before such Annual Meeting or, if later, within 10 days after the first public announcement of the date of such Annual Meeting.  If a special meeting of shareholders of the Company is called in accordance with paragraph 3 of this Article I for the purpose of electing one or more Directors to the Board of Directors, for a shareholder’s notice to be timely it must be delivered to, or mailed and received at, the principal executive office of the Company not less than 90 days before such special meeting or, if later, within 10 days after the first public announcement of the date of such special meeting.  Except to the extent otherwise required by law, the adjournment of an annual or special meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as described above.

b.                                      Content of Notice.  A shareholder’s notice of nomination for an annual or special meeting of shareholders shall set forth (x) as to each person whom the shareholder proposes to nominate for election or re-election as a Director:  (i) such person’s name, and (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (y) as to the shareholder giving the notice:  (i) the name and address, as they appear on the Company’s books, of such shareholder and of any beneficial owners on whose behalf the nomination is made, (ii) (A) the class or series (if any) and number of shares of the Company that are beneficially owned by such shareholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the Company, (D) any short interest in any security of the Company (for purposes of these By-Laws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Company owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date).  At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company the information required to be set forth in a shareholder’s notice of nomination that pertains to a nominee.

c.                                       Consequences of Failure to Give Timely Notice.  Notwithstanding anything in these By-Laws to the contrary, no person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this paragraph.  The presiding Officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this paragraph and, if the presiding Officer should so determine, the presiding Officer shall so declare to the meeting, and the defective nomination shall be disregarded.

d.                                      Public Announcement.  For purposes of paragraphs 8 and 9 of this Article I, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when filed in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or (iii) when mailed as the notice of the meeting pursuant to paragraph 4 of this Article I.

9.                                       Advance Notice of Other Business

The business transacted at any special meeting shall be limited to the purposes stated in the notice of the special meeting pursuant to paragraph 4 of this Article I.  At any annual meeting of shareholders, only such business (other than the nomination and election of Directors) may be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the corporation entitled to vote at the meeting who complies with the notice procedures set forth in this paragraph.

a.                                       Timing of Notice.  For such business to be properly brought before any annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company.  To be timely, a shareholder’s notice of any such business to be conducted at an Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days before the first anniversary of the date of the preceding year’s Annual Meeting of Shareholders.  If, however, the date of the Annual Meeting is more than 30 days before or after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than 90 days before such Annual Meeting or, if later, within 10 days after the first public announcement of the date of such Annual Meeting.  Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as required above.

b.                                      Content of Notice.  A shareholder’s notice to the Company shall set forth as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (x) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and of any beneficial owner on whose behalf the proposal is made, (y) the information called for by clause (y)(ii) of paragraph 8(b) of this Article I with respect to such shareholder and any such beneficial owner, and (z) any material interest of such shareholder or any such beneficial owner in such business.

c.                                       Consequences of Failure to Give Timely Notice.  Notwithstanding anything in these By-Laws to the contrary, no business (other than the nomination and election of Directors) shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph.  The presiding Officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this paragraph and, if the presiding Officer should so determine, the presiding Officer shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

d.                                      Rule 14a-8.  This paragraph 9 does not apply to any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended from time to time.  The requirements, procedures, and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

ARTICLE II — DIRECTORS

1.                                       Board of Directors

The business and affairs of the Company shall be managed by its Board of Directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-Laws directed or required to be exercised by the shareholders.  The number of Directors which shall constitute the whole Board shall not be less than seven (7) nor more than fifteen (15) persons.  The number may be changed from time to time by a resolution adopted by a majority of the entire Board of Directors.  Directors who are in the employ of the Company shall receive no additional compensation for their services as Directors.

2.                                       Election

The Directors shall be divided into three classes expiring in successive years at the Annual Meeting of Shareholders.  Directors shall be elected to hold office for a term of three years.  The Directors of each class shall hold office for the term for which elected and shall serve until their successors have been duly elected and qualified.  Each class shall be approximately equal as the Board of Directors may determine.  Newly created directorships and vacancies occurring for any reason may be filled by a vote of a majority of Directors then in office although less than a quorum.

3.                                       Meetings

Meetings of the Board of Directors may be held at such time and place as set by the Board of Directors and may be called by the Chairman of the Board, the Chief Executive Officer, or President, or by any two Directors.  At least 2 days notice of a meeting shall be given.  Meetings utilizing telephonic, videoconferencing or similar communications equipment may be held as permitted under Missouri Statutes.  At its first meeting following the Annual Meeting of Shareholders, the Board shall elect a member to act as Chair of its meetings.  Such person may, but need not, be designated Chairman of the Board and may, but need not, be an Officer or an employee of the Company.

4.                                       Board or Committee Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors or any Committee of the Board may be taken without a meeting as permitted under Missouri Statutes.

5.                                       Quorum

A majority of the full Board of Directors or a majority of a full Committee shall constitute a quorum for the holding of a meeting of the Board or of such Committee.  A majority of those present shall decide any question that may come before a meeting of the Board or Committee with the following exceptions:

a.                                       The election of Officers of the Company and the appointment of members of Board Committees shall require a majority vote of the entire Board;

b.                                      Vacancies on the Board may be filled by the vote of a majority of Directors then in office although less than a quorum.

c.                                       A change in the number of Directors shall require a majority vote of the entire Board.

6.                                       Committees

The Board may, by resolution, establish such Committees as it deems necessary or appropriate.  Such Committees shall have and exercise the powers, responsibilities and duties set forth in the resolutions establishing them.  Each Committee shall have at least two members.  The Board shall have the power to fill vacancies and to change the size and membership of all Committees.  A majority of the members of a Committee shall constitute a quorum thereof and may fix the time and place of the Committee meetings.

ARTICLE III — OFFICERS

1.                                       Officers

The Board of Directors shall elect the Officers of the Company at the first meeting of the Board following the Annual Meeting of Shareholders.  The order of succession shall be as designated by the Board in the listing of the Officers in the Minutes of the meeting.  The Board may elect persons to the officerships set out below or leave any office vacant except persons must be elected to the offices of President and Secretary.  A person may be elected to more than one officership.  The Board may fill vacancies as they occur.  Each of the Officers shall have such powers as prescribed by the Board and Missouri Statutes and shall be elected for 1 year or until their successors are duly elected.

a.                                       Chief Executive Officer, who shall have overall direction of the affairs of the Company.

b.                                      Chief Financial Officer

c.                                       General Counsel

d.                                      President

e.                                       Vice Presidents, one or more of whom may be designated Executive Vice Presidents or Senior Vice Presidents.

f.                                         Secretary

g.                                      Assistant Secretaries

h.                                      Treasurer, who shall have general supervision over, and charge of all moneys and securities of the Company, and shall arrange for the financing of the Company’s operations.

i.                                          Assistant Treasurers

j.                                          Controller, who shall keep a financial record of the business of the Company, developing and maintaining an accounting system to accomplish the proper recording, measuring and reporting of all financial operations and transactions and all assets and liabilities of the Company.

k.                                       Assistant Controllers

ARTICLE IV — CAPITAL STOCK

1.                                       Certificate of Stock

The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form.  If shares are issued in uncertificated form, each shareholder shall be entitled upon written request to a statement of holdings as evidence of share ownership.  Each certificate or other evidence of stock ownership shall be executed or recorded in accordance with statutes or regulations signed by the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and sealed with the Corporate Seal.  In case any such Officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such Officer before such certificate is issued, such certificate may nevertheless be issued by the Company with the same effect as if such Officer had not ceased to be such Officer at the date of its issue.

2.                                       Transfer of Stock

Transfers of stock on the books of the Company, or otherwise, shall be as authorized by statute or regulation.

3.                                       Lost or Destroyed Certificates

Any Officer of the Company may order a new certificate of stock or other evidence of stock ownership to be issued in case of lost or destroyed certificates or evidence of stock ownership, but in every such case the owner shall make an affidavit or affirmation of the fact of such loss or destruction in form satisfactory to the Officer and shall give to the Company a bond of indemnity in form and in amount and with one or more sureties satisfactory to the Officer to indemnify the Company against any loss or claim that the Company may incur by reason of the issuance of a substitute stock certificate or other evidence of stock ownership. Said Officers may, in their discretion, refuse to replace any lost or destroyed certificate or evidence of stock ownership save upon the order of a court having appropriate jurisdiction.

4.                                       Record Date

The Board of Directors is authorized to fix in advance a date, not exceeding 70 days preceding the date of any meeting of or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of stock shall go into effect, as the record date for the determination of the shareholders entitled to notice of, and to vote at any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights or to exercise the rights to respect to any such change, conversion or exchange of stock in the manner and with the effect provided in statutes of the State of Missouri.  If the Board shall not have closed the transfer books or set a record date for the determination of its shareholders entitled to vote or entitled to such other right, then the date on which notice of the meeting is mailed or the date such dividend is declared or other right announced, as the case may be, shall be the record date for such determination of shareholders entitled to vote or to such other right.

5.                                       Treasury Stock

The Treasury Stock of the Company shall consist of such issued and outstanding stock of the Company as may be acquired by the Company, and shall be held subject to disposal by the Board of Directors.  Such stock shall neither vote nor participate in dividends while held by the Company.

ARTICLE V — INDEMNIFICATION OF DIRECTORS,
OFFICERS AND EMPLOYEES

1.                                       The Company shall indemnify any person who is or was a Director or Officer of the Company against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Company or a Subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection on account of: (i) conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

2.                                       The Company may indemnify, to the extent that the Board of Directors deems appropriate and as set forth in a By-Law or resolution any person who is or was an employee or agent of this Company or any Subsidiary or who is or was serving at the request of the Company as a Director, Officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including any employee benefit plan) against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Company or a Subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection on account of: (i) conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

3.                                       The Company may make advances, to the extent that the Board of Directors deems appropriate, for expenses, including attorneys’ fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Company or a Subsidiary) to any person to whom indemnification is or may be available under this Article V; provided, however, that prior to making any advances, the Company shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

4.                                       The indemnification and other rights provided by this Article V shall not be deemed exclusive of any other rights to which a person to whom indemnification is or may be otherwise available under the Articles of Incorporation, the By-Laws or any agreement, vote of shareholders or disinterested Directors or otherwise.  The Company is authorized to purchase and maintain insurance on behalf of the Company or any person to whom indemnification is or may be available against any liability asserted against such person in or arising out of such person’s status as a Director, Officer, employee or agent of the Company, any of its Subsidiaries or another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Company.

5.                                       Each person to whom indemnification is granted under this Article V is entitled to rely upon the indemnification and other rights granted hereunder as a contract with the Company and such person and such person’s heirs, executors, administrators and estate shall be entitled to enforce against the Company all indemnification and other rights granted to such person by Article V.  The indemnification and other rights granted by Article V shall survive amendment, modification or repeal of this Article, and no such amendment, modification, or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereunder, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under this Article with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

6.                                       For purposes of this Article V, “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other enterprise of which a majority of the equity or ownership interest is directly or indirectly owned by the Company.

ARTICLE VI — DIVIDENDS AND FINANCE

1.                                       Dividends

The Board of Directors may declare, and the Company may pay, dividends on the outstanding shares of capital stock from time to time in the manner and subject to the terms and conditions provided under Missouri Law.

2.                                       Moneys

The moneys of the Company shall be deposited in such banks, trust companies or other financial institutions as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer shall designate.

3.                                       Checks, Notes and Other Similar Obligations

Any one of the Officers of the Company is authorized and empowered to: make and endorse checks, drafts, and other instruments against funds of the Company; and to endorse, negotiate and sign on behalf of the Company certificates of stock, promissory notes, bills of exchange, letters of credit, and other financial instruments.

ARTICLE VII — SEAL

1.                                       Corporate Seal

The Corporate Seal shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Missouri.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.  The non-use of the seal shall not affect the validity or enforceability of any document.

ARTICLE VIII — AMENDMENTS

1.                                       The Board of Directors of the Company is authorized to make, alter, amend or repeal By-Laws of the Company, not inconsistent with the Articles of Incorporation of the Company or with the laws of the State of Missouri.  By-Laws made by the Board of Directors may be altered or repealed, in whole or in part, by a majority of the entire outstanding stock of the Company, at any regular or special meeting of the shareholders where such action has been announced in the call and notice of the meeting.